Exhibit A

Name of Fund	Expense Cap (of average net assets)	Effective Date	Expense Cap Term
First Trust Dow Jones Select MicroCap Indexsm Fund	0.60%	December 6, 2010	April 30, 2022
First Trust Morningstar® Dividend Leaderssm Index Fund	0.45%	December 20, 2010	April 30, 2022
First Trust Nasdaq-100 Equal Weighted Indexsm Fund	0.60%	December 6, 2010	April 30, 2022
First Trust Nasdaq-100 Technology Sector Indexsm Fund	0.60%	December 6, 2010	April 30, 2022
First Trust US Equity Opportunities ETF	0.60%	January 3, 2011	April 30, 2022
First Trust NYSE Arca Biotechnology Index Fund	0.60%	January 3, 2011	April 30, 2022
First Trust Capital Strength ETF	0.65%	January 3, 2011	April 30, 2022
First Trust Dow Jones Internet Indexsm Fund	0.60%	December 6, 2010	April 30, 2022
First Trust Nasdaq-100 ex-Technology Sector Indexsm Fund	0.60%	December 6, 2010	April 30, 2022
First Trust Nasdaq® Clean Edge® Green Energy Index Fund	0.60%	January 3, 2011	April 30, 2022
First Trust Total US Market AlphaDEX ETF	0.70%	December 6, 2010	April 30, 2022
First Trust Value Line® Dividend Index Fund	0.70%	January 3, 2011	April 30, 2022
First Trust S&P REIT Index Fund	0.50%	December 6, 2010	April 30, 2022
First Trust Natural Gas ETF	0.60%	January 20, 2011	April 30, 2022
First Trust Water ETF	0.60%	December 6, 2010	April 30, 2022
First Trust Chindia ETF	0.60%	January 3, 2011	April 30, 2022
First Trust Value Line® 100 Exchange-Traded Fund	0.70%	January 3, 2011	April 30, 2022
First Trust Nasdaq® ABA Community Bank Index Fund	0.60%	January 3, 2011	April 30, 2022